Exhibit 99.1

Dream Finders Announces Fourth Quarter and Full Year 2022 Results

Company Record Homebuilding Revenues of $1.1 billion for Fourth Quarter and $3.3 billion for Full Year 2022

Net Income Up 117% For Full Year 2022

Return on Participating Equity of 49.1%

Jacksonville, Fla. – March 2, 2023 — Dream Finders Homes, Inc. (the “Company”, “Dream Finders Homes”, “Dream Finders” or “DFH”) (NYSE: DFH) announced its financial results for the fourth quarter and full year ended December 31, 2022.

Fourth Quarter 2022 Highlights (As Compared to Fourth Quarter 2021)

•Homebuilding revenues increased 29% to $1.1 billion, a Company record, compared to $850 million

•Gross margin as a percentage of homebuilding revenues increased 90 basis points (bps) to 17.1% from 16.2%

•Pre-tax income increased 61% to $121 million, compared to $75 million

•Net income attributable to DFH increased 51% to $86 million, or $0.89 per basic share, compared to $57 million or $0.58 per basic share

•Home closings increased 18% to 2,316 from 1,960

•Average sales price of homes closed increased 9% to $479,554 from $440,939

Full Year 2022 Highlights (As Compared to Full Year 2021, unless otherwise noted)

•Homebuilding revenues increased 74% to $3.3 billion, a Company record, compared to $1.9 billion

•Gross margin as a percentage of homebuilding revenues increased 240 bps to 18.4% from 16.0%

•Pre-tax income increased 120% to $356 million, compared to $162 million

•Net income attributable to DFH increased 117% to $262 million, or $2.67 per basic share, compared to $121 million or $1.27 per basic share

•Home closings increased 41% to 6,878 from 4,874

•Average sales price of homes closed increased 22% to $474,292 from $389,094

•Backlog of sold homes as of December 31, 2022 was 5,548 homes valued at $2.5 billion

•Return on participating equity was 49.1% for the year ended December 31, 2022, compared to 44.3% for the year ended December 31, 2021

•Total liquidity, comprised of cash and cash equivalents, and availability under the revolving credit facility, increased to $487 million as of December 31, 2022, compared to $277 million as of December 31, 2021

Management Commentary

“As we anticipated when we reported third quarter earnings, our fourth quarter produced record total home closings of 2,316, an 18% increase, record revenue of $1.1 billion, a 29% increase, and net income of $86 million, a 51% increase compared to the prior year quarter. Rounding out the record quarter was our basic earnings per share of $0.89, a new quarterly high. Additionally, with a 49.1% return on participating equity for the year, we continue to perform in line with our record levels. Dream Finders’ second year as a public company concluded with full year homebuilding revenues of $3.3 billion, net income of $262 million and basic earnings per share of $2.67, all annual records.

While I am very proud of our team’s efforts that led to this record year for the Company, I am conscious of the economic conditions that negatively affected demand, resulting in 1,107 net new orders during the fourth quarter. We have seen an increase in the net new order rate in the first quarter to date, but there are numerous factors, chiefly higher mortgage rates, which could continue to impact sales throughout 2023. We delivered 6,878 homes in 2022, slightly short of our goal, but we are still pleased with the overall results as we carry a backlog of 5,548 sold homes, valued at $2.5 billion, into 2023. While we monitor all facets of our business from quarter to quarter (and much more periodically than that), we have been steadfast in building this business for the long-term and you can rest assured that we are hard at work implementing the necessary strategies to maintain long-term profitable growth.

While the entire homebuilding industry was impacted by supply chain challenges and rising mortgage rates, our Company quickly adapted to changing market conditions during the year. Our disciplined land-light strategy and diligent underwriting allowed us to strengthen our balance sheet as we accumulated record cash of $365 million and had total available liquidity of $487 million at year-end 2022. We remain opportunistic as we continuously assess opportunities to generate long-term value for the Company and our shareholders,” said Patrick Zalupski, Dream Finders Homes Chairman and CEO.

Fourth Quarter 2022 Results

Homebuilding revenues for the fourth quarter 2022 increased 29% to $1.1 billion, compared to $850 million in the year-ago quarter. Home closings increased 18% to 2,316, compared to 1,960 in the year-ago quarter. Average sales price (“ASP”) of homes closed for the fourth quarter 2022 increased to $479,554, compared to $440,939 in the year-ago quarter. The increase in homebuilding revenues was primarily due to the increase in home closings, as well as home price appreciation.
Homebuilding gross margin percentage in the fourth quarter 2022 increased 90 bps to 17.1%, compared to 16.2% in the year-ago quarter. Selling, general and administrative expenses as a percentage of homebuilding revenues was 6.8% in the fourth quarter 2022, remaining consistent when compared to the year-ago quarter.

Net income attributable to DFH in the fourth quarter 2022 was $86 million, or $0.89 per basic share, compared to $57 million, or $0.58 per basic share in the fourth quarter 2021, representing increases of 51% and 53%, respectively, when compared to the year-ago quarter. We consider basic earnings per share (“EPS”) the most meaningful metric of our profitability, as the diluted EPS calculation, based on accounting guidance and the terms of the convertible preferred stock, is impacted by the volatility of the price of our common stock in the most recent quarter and fluctuates outside of our control. In addition, the holders of the convertible preferred stock cannot trigger the conversion feature until September 29, 2026, the fifth year following its issuance. The Company does not intend for the preferred stock to convert into Class A common stock.

Net new orders in the fourth quarter 2022 were 1,107, compared to 1,974 in the year-ago quarter. During the fourth quarter, housing demand continued to moderate as a result of rising mortgage rates and macro-economic volatility. Our cancellation rate was 32.1% for the quarter ended December 31, 2022, compared to 13.1% for the year-ago quarter. Our cancellation rate for fiscal 2022 was 21.5%. Despite our cancellation rates through December 31, 2022, we have been successful in finding new buyers for these homes, and our finished spec inventory levels are in line with internal targets.

As of December 31, 2022, DFH had a backlog of 5,548 homes, valued at $2.5 billion, representing decreases of 13% and 14%, respectively, compared to the prior year as of December 31, 2021. As of December 31, 2022, the ASP in backlog was $451,075.

Return on Equity (“ROE”) for full year 2022 was 49.1%, which was an improvement of 480 bps over the full year 2021. ROE is calculated as net income attributable to Dream Finders for the year, divided by average participating stockholders’ equity. Average participating stockholders’ equity is based on beginning and ending balances for a trailing twelve month period.

The Company ended the year with $365 million of unrestricted operating cash and $122 million of available liquidity under its unsecured revolving credit facility. Outstanding borrowings under the revolving facility were $965 million as of December 31, 2022 and the Company’s debt to capitalization ratio was 45.2% as of December 31, 2022, an improvement of 720 bps over the prior year as of December 31, 2021.

Full Year 2023 Outlook

Dream Finders Homes expects approximately 6,000 home closings for the full year 2023. Further deterioration of general economic conditions, including interest rate increases and mortgage availability, as well as any further COVID-19 governmental restrictions on land development, home construction or home sales or additional supply chain challenges could negatively affect the Company’s ability to achieve this number of home closings in 2023. As of December 31, 2022, the Company backlog was 5,548 homes, valued at $2.5 billion, with approximately 1,070 homes in backlog expected to be delivered in 2024 and beyond.

The following table shows the backlog units and ASP as of December 31, 2022 by segment:

	As of December 31, 2022
Backlog:	Units	Average Sales Price
Jacksonville	1,740	$314,935
Colorado	39	604,002
Orlando	888	603,202
The Carolinas	749	314,531
Texas	1,071	712,077
Other (1)	1,061	374,325
Total	5,548	$451,075
(1)Austin, Washington D.C., Savannah, GA, Hilton Head and Bluffton, S.C., Active Adult and Custom Homes. Austin refers to legacy DFH operations in Texas, exclusive of MHI. Washington D.C., which was previously its own reportable segment (“DC Metro”) comprising our homebuilding operations in the Washington D.C. metropolitan area is being included in “Other” due to its relative size to the Company as of December 31, 2022.

About Dream Finders Homes, Inc.

Dream Finders Homes (NYSE: DFH) is a homebuilder based in Jacksonville, FL. Dream Finders Homes builds single-family homes in Florida, Texas, North Carolina, South Carolina, Georgia, Colorado, and the Washington, D.C. metropolitan area, which includes Northern Virginia and Maryland. Through its mortgage banking and title insurance joint ventures, DFH also provides mortgage financing and title services to its homebuyers. Dream Finders Homes achieves its industry-leading growth and returns by maintaining an asset-light homebuilding model. For more information, please visit www.dreamfindershomes.com.

Forward-Looking Statements

This press release includes forward-looking statements regarding future events, including projected 2023 home closings and market conditions and possible or assumed future results of operations, including statements regarding the Company’s strategies and expectations as they relate to market opportunities and growth. All forward-looking statements are based on Dream Finders Homes’ beliefs as well as assumptions made by and information currently available to Dream Finders Homes. These statements reflect Dream Finders Homes’ current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Dream Finders Homes’ Annual Report on Form 10-K for the year ended December 31, 2022 and other filings with the U.S. Securities and Exchange Commission. Dream Finders Homes undertakes no obligation to update or revise any forward-looking statement except as may be required by applicable law.

Dream Finders Homes, Inc.
Consolidated Statements of Comprehensive Income and Operating Activity
(In thousands, except per share amounts and Other Financial and Operating Data, unless otherwise noted)

	For the Three Months Ended December 31, (unaudited)		For the Year Ended December 31,
	2022	2021	2022	2021
Revenues:
Homebuilding	$1,096,911	$850,069	$3,334,559	$1,917,301
Other	2,555	2,021	7,776	6,609
Total revenues	1,099,466	852,090	3,342,335	1,923,910
Homebuilding cost of sales	909,393	712,319	2,722,139	1,610,332
Selling, general and administrative expense	74,476	61,046	271,040	154,405
Income from unconsolidated entities	(4,691)	(5,198)	(16,122)	(9,428)
Contingent consideration revaluation	(822)	1,771	11,053	7,533
Other (income) expense, net	(148)	6,732	(1,963)	(1,653)
Interest expense	1	—	32	672
Income before income taxes	121,257	75,420	356,156	162,049
Income tax expense	(31,283)	(14,050)	(81,859)	(27,455)
Net and comprehensive income	89,974	61,370	274,297	134,594
Net and comprehensive income attributable to noncontrolling interests	(3,642)	(4,067)	(11,984)	(13,461)
Net and comprehensive income attributable to Dream Finders Homes, Inc.	$86,332	$57,303	$262,313	$121,133

Earnings per share(1)
Basic	$0.89	$0.58	$2.67	$1.27
Diluted	$0.78	$0.58	$2.45	$1.27
Weighted-average number of shares
Basic	92,760,036	92,521,482	92,745,781	92,521,482
Diluted	111,470,240	103,296,558	106,691,248	95,313,593
Other Financial and Operating Data (unaudited)
Active communities at end of period(2)	206	205	206	205
Home closings	2,316	1,960	6,878	4,874
Average sales price of homes closed(3)	$479,554	$440,939	$474,292	$389,094
Net new orders	1,107	1,974	6,045	6,808
Cancellation rate	32.1%	13.1%	21.5%	12.2%
Backlog (as of period end) - homes	5,548	6,381	5,548	6,381
Backlog (as of period end, in thousands) - value	$2,502,564	$2,913,170	$2,502,564	$2,913,170
Gross margin (in thousands)(4)	$187,518	$137,750	$612,420	$306,969
Gross margin %(5)	17.1%	16.2%	18.4%	16.0%
Net profit margin %	7.9%	6.7%	7.9%	6.3%
(1)The Company calculated EPS for the year ended December 31, 2021 prospectively for the period subsequent to the Company’s IPO and Corporate Reorganization, based on net income attributable to common stockholders for the period January 21, 2021 through December 31, 2021 over the weighted average shares outstanding for the same period, as described in Note 1 in the Annual Report on Form 10-K for the year ended December 31, 2022. The total outstanding shares of common stock are made up of Class A common stock and Class B common stock, which participate equally in their ratable ownership of the Company.
(2)A community becomes active once the model is completed or the community has its fifth sale. A community becomes inactive when it has fewer than five units remaining to sell.
(3)Average sales price of homes closed is calculated based on homebuilding revenues, excluding the impact of deposit forfeitures, percentage of completion revenues and land sales, over homes closed.
(4)Gross margin is homebuilding revenues less homebuilding cost of sales.
(5)Calculated as a percentage of homebuilding revenues.

	Three Months Ended December 31,				Year Ended December 31,
	2022 (unaudited)		2021 (unaudited)		2022 (unaudited)		2021 (unaudited)
	Units	Average Sales Price	Units	Average Sales Price	Units	Average Sales Price	Units	Average Sales Price
Home Closings:
Jacksonville	528	$443,178	372	$397,731	1,439	$454,496	1,237	$363,755
Colorado	81	593,128	89	508,526	285	592,417	230	488,502
Orlando	321	419,996	173	394,962	656	443,752	604	404,035
The Carolinas	497	335,325	326	307,025	1,433	334,970	1,233	300,426
Texas (1)	669	624,362	689	532,243	2,229	584,198	689	532,243
Other (2)	220	497,422	311	436,950	836	437,837	881	400,618
Total	2,316	$479,554	1,960	$440,939	6,878	$474,292	4,874	$389,094
(1)Texas consists of the operations of MHI, which was acquired on October 1, 2021.
(2)Austin, DC Metro, Savannah, GA, Hilton Head and Bluffton, S.C., Active Adult and Custom Homes. Austin refers to legacy DFH operations in Texas, exclusive of MHI.

Dream Finders Homes, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	December 31, 2022	December 31, 2021
Assets
Cash and cash equivalents	$364,531	$227,227
Restricted cash (VIE amounts of $4,372 and $4,275)	30,599	54,095
Accounts receivable (VIE amounts of $580 and $2,684)	43,490	33,482
Inventories:
Construction in process and finished homes	1,175,107	961,779
Company owned land and lots	196,563	83,197
VIE owned land and lots	6,515	21,686
Total inventories	1,378,185	1,066,662
Lot deposits	277,258	241,406
Other assets (VIE amounts of $1,877 and $2,185)	49,913	43,962
Investments in unconsolidated entities	14,008	15,967
Property and equipment, net	7,337	6,789
Operating lease right-of-use assets	24,084	19,359
Deferred tax asset	4,526	4,232
Intangible assets, net of amortization	4,999	9,140
Goodwill	172,207	171,927
Total assets	$2,371,137	$1,894,248
Liabilities
Accounts payable (VIE amounts of $353 and $1,309)	$134,702	$113,498
Accrued expenses (VIE amounts of $4,434 and $6,915)	184,051	139,508
Customer deposits	145,654	177,685
Construction lines of credit (VIE amounts of $0 and $1,979)	966,248	763,292
Operating lease liabilities	24,661	19,826
Contingent consideration	115,128	124,056
Total liabilities	1,570,444	1,337,865

Mezzanine Equity
Preferred mezzanine equity	156,045	155,220

Stockholders’ Equity
Class A common stock, $0.01 per share, 289,000,000 authorized, 32,533,883 and 32,295,329 outstanding as of December 31, 2022 and 2021, respectively	325	323
Class B common stock, $0.01 per share, 61,000,000 authorized, 60,226,153 outstanding as of December 31, 2022 and 2021	602	602
Additional paid-in capital	264,757	257,963
Retained earnings	365,994	118,194
Non-controlling interests	12,970	24,081
Total mezzanine and stockholders’ equity	800,693	556,383
Total liabilities, mezzanine equity and stockholders’ equity	$2,371,137	$1,894,248

SOURCE: Dream Finders Homes, Inc.

Investor Contact: investors@dreamfindershomes.com
Media Contact: mediainquiries@dreamfindershomes.com